RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is entered into by John McAdam (“Retiring CEO”) and F5 Networks, Inc. (“Company”).

BACKGROUND

A.    Retiring CEO has notified the Company of his intention to voluntarily retire from the Company’s employment effective July 1, 2015.
B.    Retiring CEO and the Company wish to enter into an Agreement to clarify compensation arrangements and other matters arising out of Retiring CEO’s retirement and the termination of his employment relationship with the Company and any continuing obligations of the parties to one another following the end of the employment relationship.

AGREEMENT

In consideration for the covenants herein and other valuable consideration, Company and Retiring CEO agree as follows:
1.EMPLOYMENT RETIREMENT DATE. Subject to the terms and conditions of this
Agreement, the last day of employment by Retiring CEO will be July 1, 2015 (“Retirement Date”). Retiring CEO claims and shall claim no further right to continue as an employee of the Company beyond the Retirement Date. The termination of Retiring CEO’s employment will be treated for all purposes as a voluntary retirement.
2.WAGES AND BENEFITS. Retiring CEO will continue to receive his standard compensation package, including salary, bonus and benefits through July 1, 2015. Any funds Retiring CEO has in the Company’s 401(k) plan shall be handled in accordance with the terms and conditions of that plan. In addition, Retiring CEO will be entitled to receive his cash bonus compensation, but not his base salary, for the fourth quarter of Fiscal Year 2015 in accordance with the executive compensation plan for Fiscal Year 2015 as approved by the Compensation Committee and the Board of the Company. With the exception of certain previously granted restricted stock units, which will continue to vest to the extent set forth and in accordance with Section 3 below, as well as compensation to which Retiring CEO will be entitled as a Director of the Company, all other employment compensation and benefits shall cease on the Retirement Date. Other than the foregoing and the amounts set forth in Section 3 of this Agreement, as well as an obligations for any accrued but unused paid time off, Company shall owe Retiring CEO no further compensation and/or benefits.
3.CONSIDERATION. In recognition of his work and tenure with the Company, the Company shall provide Retiring CEO with the following consideration:
3.1.    Retiring CEO will receive the cash bonus compensation set forth in Section 2 above. Payments under this paragraph 3.1 may be made by direct deposit in the same manner as previous payroll.
3.2.    The vesting of service-based restricted stock units representing the Retiring CEO’s right to receive 68,997 shares of the Company’s common stock granted under the F5 Networks, Inc. 2014 Incentive Plan as amended and restated (the “Plan”) shall continue until such shares vest fully on November 1, 2018 as set forth in Appendix 1 to this Agreement or such earlier time set forth in the Plan (the “Time Based Awards”). Such Time Based Awards will continue to vest until fully vested pursuant to the terms of the Plan and Retiring CEO’s grant documents, including his Award Agreement, provided that the Company agrees that the vesting of such Time Based Awards will not be subject to the Continuous Service requirement as set forth in the Award Agreement and defined in the Plan. Retiring CEO agrees that the only performance-based restricted stock units with respect to which he has the opportunity to vest on or after the Retirement Date are the performance-based restricted stock units set forth on Appendix 1 hereto as “Continuing Performance Awards”, which have the opportunity to vest with respect to the

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third and fourth quarters of Fiscal Year 2015 (“Continuing Performance Awards”). Retiring CEO agrees that he forfeits on his Retirement Date all performance-based restricted stock units other than Continuing Performance Awards and he will not have the opportunity to receive any Company stock with respect to performance-based restricted stock units other than Continuing Performance Awards regardless of whether he may be treated as having Continuous Service as a Director.
4.SEVERABILITY. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, it shall be interpreted to render it enforceable. If no such interpretation is possible, such provision shall be severed from the Agreement and the other provisions of this Agreement shall remain fully valid and enforceable, it shall be interpreted to render it enforceable to the maximum extent consistent with applicable law.
5.TIME TO CONSIDER AGREEMENT. The Company has advised you to consider this Agreement carefully, and to consult with an attorney of your choice or a similar advisor, before signing this Agreement, which you have done to your satisfaction.
6.DISPUTE RESOLUTION. Should it be necessary to enforce any of the terms of this Agreement, the prevailing party shall be entitled to costs and attorneys fees (other than if Retiring CEO challenges the validity of this Agreement under the Age Discrimination in Employment Act). This Agreement shall be governed by and interpreted under the laws of the State of Washington, excluding its choice of law rules. Any disputes under this Agreement that are not informally resolved shall be resolved through binding arbitration in Seattle, Washington by a single neutral arbitrator under the then current rules of arbitration pertaining to employment disputes issued by the American Arbitration Association (“AAA”), except that the AAA shall not administer any such arbitration.
7.AMENDMENT. There shall be no modification of this Agreement except as may be agreed to in writing by the parties.
8.MISCELLANEOUS. This Agreement is governed by the laws of the State of Washington in the United States, without giving effect to any conflict of laws rules or principles that would require the application of the laws of a different jurisdiction. This Agreement shall in all respects be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. All amendments or modifications of this Agreement must be made in writing and signed or electronically acknowledged or accepted by duly authorized representatives of each party. The parties acknowledge that they do not rely and have not relied upon any representation or statement made by any of the parties other than the representations and warranties expressly set forth in this Agreement. This Agreement may be executed in counterparts and such counterparts when taken together shall constitute one agreement.

By:	/s/ JOHN MCADAM	Dated:	May 5, 2015
John McAdam

F5 Networks, Inc.

By:	/s/ SCOT F. ROGERS	Dated:	May 5, 2015
Scot F. Rogers
Executive V.P. and General Counsel

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APPENDIX 1

Grant Date	Service Unvested[1]	Performance Unvested[2]
11/1/12	15,477	15,477
11/1/13	26,838	26,838
11/1/14	26,682	26,682

1 Represents the number of unvested shares as of July 1, 2015 that will vest pursuant to the terms of the Plan and Retiring CEO’s grant documents, including his Award Agreement, but without the requirement of Continuous Service.
2 Represents the number of unvested shares as of July 1, 2015 as calculated at 100% of target. Of these shares, only those that vest during the period of or with respect to performance of the fourth quarter of fiscal year 2015 (July 1, 2015 to September 30, 2015), if any, (“Continuing Performance Awards”) will continue to vest following the Retirement Date in accordance with the terms of Retiring CEO’s Award Agreement.

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